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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    Form 8-K




                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




                                 October 3, 1996
                Date of Report (Date of earliest event reported)




                     NATIONAL CAPITAL MANAGEMENT CORPORATION
             (Exact name of registrant as specified in its charter)


DELAWARE                           0-16819                       93-3054267
(State or other juris-      (Commission File Number)            (IRS Employer
diction of incorporation)                                    Identification No.)



                               160 Sansome Street
                         San Francisco, California 94104
                    (Address of principal executive offices)

                                 (415) 989-2661
              (Registrant's telephone number, including area code)

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ITEM 5. OTHER EVENTS

     On August 20, 1996 the Company was notified by NASDAQ that the Company no longer appears to meet certain requirements for continued listing on NASDAQ's National Market System. In particular, NASDAQ noted that (i) the closing bid price for the Company's common stock on August 12, 1996 was $.875 per share and therefore below NASDAQ's $1 minimum bid price and (ii) because of the bid price, the market value of the public float no longer appeared to meet the requirement for a $1 million public float.

     On September 17, 1996, in response to the foregoing two concerns raised by NASDAQ, the Company proposed a stock repurchase program pursuant to which the Company would purchase up to 80,000 shares of the Company's common stock in the open market from time-to-time as market conditions permitted.

     In its response to NASDAQ, the Company provided a brief background of the evolution of the Company's business. In the last two years the Company has been in the process of divesting certain businesses in real estate and manufacturing and concentrating on the viatical settlement business through its National Capital Benefits Corp. subsidiary.

     The Company indicated that there has been a significant amount of publicity with respect to studies which indicate that certain existing medications and medications presently under development may, when used in combination, prolong the life expectancy of persons previously diagnosed with the Acquired Immune Deficiency Syndrome ("AIDS"). This treatment has been generally referred to by the media as the AIDS "cocktail". In particular, at a conference held in Vancouver, British Columbia in July 1996, a significant amount of attention was focused on preliminary positive results for the AIDS cocktail. The conference as well as the media coverage regarding this treatment has had a significant impact on the viatical settlement industry. The Company noted to NASDAQ that one of the more comparable companies in the Company's business is Dignity Partners, Inc., whose shares of common stock are listed on the NASDAQ National Market System. Because of the foregoing publicity and other actions regarding that Company by its Board of Directors and management, the Company noted that the bid price for the shares of common stock of Dignity Partners has decreased from $12 in February 1996 to $3 in September 1996.

     On September 27, 1996, NASDAQ notified the Company that it had completed its review of the Company's proposal and request for continued listing on NASDAQ's National Market System. Based on that review, NASDAQ determined to deny the Company's request.

     The determination was based on several factors. The NASDAQ staff noted that the Company was in the hearings process in 1995 for a minimum bid price deficiency. At that time, the Company was successful in maintaining compliance by implementing a one-for-three reverse stock split. NASDAQ stated that the Company's proposed repurchase program would further reduce the already limited shares of public float and is not guaranteed of achieving compliance with the minimum bid


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price and/or the market value of public float criteria. NASDAQ further noted
that the Company has had a history of financial losses. In conclusion, as a result of the Company's inability to provide a plan which will ensure continual compliance, and that the Company was in the hearings process last year for a bid price deficiency, the NASDAQ staff determined that continued listing on NASDAQ's National Market System was no longer warranted and informed the Company that the common stock was scheduled to be deleted from the National Market System effective with the opening of business on Friday, October 4, 1996.

     The Company has appealed the preliminary determinations by NASDAQ and until a final determination has been made by NASDAQ, the proposed delisting will be stayed. Based on conversations with NASDAQ, the Company believes it will be scheduled for a hearing with NASDAQ representatives in mid to late October 1996.




                           * * * * * * * * * * * * * *


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NATIONAL CAPITAL MANAGEMENT CORPORATION
                                        (Registrant)



Dated: October 3, 1996                  By
                                          --------------------------------------
                                          President
                                          (Principal Executive and Financial
                                            Officer)


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